Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Plan, the 2010 Stock Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Capnia, Inc. of our report dated May 7, 2014, except for the Reverse Stock Split paragraph of Note 2, as to which the date is August 4, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Capnia, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, included in the Registration Statement (Form S-1 No. 333-196635) and related Prospectus of Capnia, Inc. filed with the Securities and Exchange Commission.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 12, 2014